Exhibit 4.1

Officers' Certificate Pursuant to
Section 3.01 of the Indenture

Pursuant to Section 3.01 of the Indenture dated as of January 17, 2006 (the “Indenture”), between Johnson Controls, Inc. (the “Company”) and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”), the undersigned on behalf of the Company and in their respective capacities indicated, hereby certify that we have examined resolutions duly adopted at a meeting of the Board of Directors of the Company on August 24, 2005 and the action of authorized officers of the Company, dated January 9, 2006. Acting pursuant to such resolutions and such action, the undersigned hereby establish a series of Debt Securities (the “Floating Rate Notes”) by means of this Officers’ Certificate, in accordance with the provisions of Section 3.01 of the Indenture:

1.	The title of the new series of Debt Securities shall be Floating Rate Notes Due 2008. JPMorgan Chase Bank, N.A. shall be the trustee with respect to such Debt Securities.

2.	The aggregate principal amount of the Floating Rate Notes that may be authenticated and delivered under the Indenture (except for Floating Rate Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Floating Rate Notes pursuant to Article 3, the second paragraph of Section 4.03, or Section 11.04, of the Indenture) is initially $500,000,000; provided, however, that the Company shall have the right to reopen the series of Floating Rate Notes Due 2008 and issue additional Floating Rate Notes Due 2008, which shall be part of the same series as the Floating Rate Notes Due 2008 initially issued.

3.	Each Floating Rate Note will bear interest at a floating interest rate (determined as described in paragraph 4) from the date of original issuance, payable quarterly in arrears on January 17, April 17, July 17 and October 17 of each year (each, an “Interest Payment Date”) and on the date of maturity. Interest will be paid to the person in whose name the Floating Rate Notes are registered at the close of business on the fifteenth calendar day prior to the Interest Payment Date. The initial Interest Payment Date is April 17, 2006. Interest payable on any Interest Payment Date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent Interest Payment Date on which interest has been paid or duly made available for payment to but excluding the Interest Payment Date or the date of maturity, as the case may be.

4.	The interest rate on the Floating Rate Notes for the initial interest period will be the three-month London Interbank Offer Rate, plus 23 basis points, as set forth in the form of Note attached hereto as Exhibit A. The interest rate on the Floating Rate Notes for each subsequent interest period will be reset quarterly as set forth in Exhibit A.

5.	Principal on the Floating Rate Notes shall be payable on January 17, 2008.

6.	The principal of, premium, if any, and interest on the Notes shall initially be payable at the offices of JPMorgan Chase Bank, N.A. (the “Paying Agent”).

7.	The Floating Rate Notes will not be redeemable prior to maturity.

8.	The Company shall have no obligation to redeem or purchase Floating Rate Notes pursuant to any sinking fund or analogous provision.

9.	The Floating Rate Notes shall be issuable in United States dollars.

10.	Section 13.02 of the Indenture shall apply to the Floating Rate Notes.

11.	Payments of principal of, premium, if any, and interest on the Floating Rate Notes shall be payable in United States dollars.

12.	The Floating Rate Notes shall be issued in the form of fully registered Global Securities in the form attached hereto as Exhibit A which will be deposited with, or on behalf of, the Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of the Depositary’s nominee. Principal of, premium, if any, and interest payments on the Floating Rate Notes will be made to the Depositary or its nominee.

        Capitalized terms used herein which are defined in the Indenture are used herein as so defined.

Dated: January 17, 2006

JOHNSON CONTROLS, INC.
By:/s/ John M. Barth
Name: John M. Barth
Title: Chairman of the Board, Chief Executive Officer and President
By:/s/ Jerome D. Okarma
Name: Jerome D. Okarma
Title: Vice President, Secretary, and General Counsel

        Unless this certificate is presented by an authorized representative of the Depository Trust Company, a New York Corporation (the “Depositary”), to the Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depositary (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depositary), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	REGISTERED

JOHNSON CONTROLS, INC.

FLOATING RATE NOTE DUE 2008

CUSIP 478366AP2

No. A-1	US$500,000,000

        JOHNSON CONTROLS, INC., a corporation duly organized and existing under the laws of the State of Wisconsin (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assignees, the principal sum of Five Hundred Million and 00/100 Dollars ($500,000,000) on January 17, 2008, and to pay interest thereon from January 17, 2006, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on January 17, April 17, July 17 and October 17 of each year (each, an “Interest Payment Date”), commencing April 17, 2006, at a floating rate of interest until the principal hereof becomes due and payable, and at such rate on any overdue principal and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Floating Rate Note Due 2008 (this “Note,” and all of the Notes collectively referred to herein as the “Notes”) (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day prior to the Interest Payment Date; provided, however, that interest payable on the Interest Payment Date occurring at maturity will be paid to the person to whom principal shall be payable. Any such interest not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder on such Regular Record Date by virtue of his having been such Holder, and may either be paid to the Person in whose name this Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days and not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The interest rate on the Notes for the interest period beginning the date of this Note and ending on the first Interest Reset Date (as defined below) will be equal to the three-month London interbank offer rate (“LIBOR”), determined in the manner set forth below, plus twenty three (23) basis points. The interest rate on the Notes for each subsequent interest period will be reset quarterly on each Interest Payment Date (an “Interest Reset Date”), and the Notes will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR, determined in the manner set forth below, plus twenty three (23) basis points.

The interest rate in effect for the Notes on each day will be (a) if that day is an Interest Reset Date, the interest rate determined as of the Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if that day is not an Interest Reset Date, the interest rate determined as of the Determination Date immediately preceding the most recent Interest Reset Date. The “Determination Date” will be the second London Business Day immediately preceding the applicable Interest Reset Date.

LIBOR will be determined by the calculation agent as of the applicable Determination Date in accordance with the following provisions:

(1) LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 having a three-month maturity, beginning on the second London Business Day immediately following that Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on that Determination Date. “Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such Determination Date will be determined in accordance with the provisions of paragraph (2) below.

(2) With respect to a Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on that Determination Date, the calculation agent will request the principal London office of each of four major reference banks (which may include an affiliate of one or more underwriters) in the London interbank market selected by the calculation agent (after consultation with the Company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, beginning on the second London Business Day immediately following that Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If at least two quotations are provided, LIBOR for that Determination Date will be the arithmetic mean of the quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for that Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on that Determination Date by three major banks selected by the calculation agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity beginning on the second London Business Day immediately following that Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time; provided, however, that if the banks selected by the calculation agent are not quoting the rates described in this sentence, LIBOR for that Determination Date will be LIBOR determined with respect to the immediately preceding Determination Date, or in the case of the first Determination Date, LIBOR for the initial interest period.

If the date of maturity of the Notes falls on a day that is not a LIBOR Business Day, the related payment of principal and interest will be made on the next LIBOR Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next LIBOR Business Day. If any Interest Reset Date or Interest Payment Date (other than at the date of maturity) would otherwise be a day that is not a LIBOR Business Day, that Interest Reset Date and Interest Payment Date will be postponed to the next date that is a LIBOR Business Day, except that if such LIBOR Business Day is in the next calendar month, such Interest Reset Date and Interest Payment Date (other than at the date of maturity) shall be the immediately preceding LIBOR Business Day.

“LIBOR Business Day” means any day other than Saturday or Sunday or a day on which banking institutions or trust companies in the City of New York are required or authorized to close and that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: January 17, 2006

JPMorgan Chase Bank, N.A., a national banking association,
  As Trustee

By: /s/ Albert Mari
      Authorized Officer

        Payments of interest will be made by wire transfer of immediately available funds. Principal and any premium and interest payable at Maturity will be paid in immediately available funds upon surrender of such Note at the office of a Paying Agent in The City of New York, New York or at such other office or agency as the Company may designate.

        Unless the certificate of authentication herein has been duly executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        This Note is one of a duly authorized issue of securities of the Company (the “Debt Securities”), issued or to be issued in one or more series under an indenture, dated as of January 17, 2006 (the “Indenture”), between the Company and JPMorgan Chase Bank, N.A., as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof limited in aggregate principal amount to $500,000,000, except that the Company may, without the consent of the Holders, “reopen” the series and issue more notes that have the same ranking, interest rate, maturity date and other terms as this Note.

        The Notes will not be redeemable prior to maturity.

        The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision.

        If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

        With the consent of the Holders of greater than 50% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing the provisions of the Indenture or any supplement thereto or of modifying in any manner the rights of the Holders of the Debt Securities of each series under the Indenture; provided, however, that no such supplemental indenture shall (a) extend the time or terms of payment of the principal at maturity of, or the interest on, any such series of Debt Securities, or reduce principal or premium or the rate of interest, without the consent of the Holder thereof, or (b) without the consent of all of the Holders of any series of Debt Securities then outstanding, reduce the percentage of Debt Securities of any such series, the Holders of which are required to consent (i) to any such supplemental indenture, (ii) to rescind and annul a declaration that the Debt Securities of any series are due and payable as a result of the occurrence of an Event of Default, (iii) to waive any past Event of Default under the Indenture and its consequences and (iv) to waive compliance with certain other provisions contained in the Indenture.

        The Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture without the consent of the Holders for limited purposes specified in the Indenture.

        The Holders of greater than 50% in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past default or Event of Default under the Indenture and its consequences except a default in the payment of principal of or premium, if any, or interest on the Notes.

        Holders of Notes may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

        The Notes are issuable in registered form without coupons in denominations of U.S.$2,000 and any integral multiple of U.S.$1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes that are of other authorized denominations.

        Notes to be exchanged shall be surrendered at any office or agency maintained by the Company for such purpose, and the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor the Notes which the Holder making the exchange shall be entitled to receive. Upon due presentment for registration of transfer of any Note at any such office or agency, the Company shall execute and register and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note for an equal aggregate amount. Registration or registration of transfer of any Note by the Debt Security Registrar (initially JPMorgan Chase Bank, N.A.) in the registry books maintained by such Debt Security Registrar in The City of New York, New York, and delivery of such Note, duly authenticated, shall be deemed to complete the registration or registration of transfer of such Note.

        No service charge shall be made for any exchange or registration of transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name a Note is registered as the owner for all purposes whether or not such Note be overdue and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        Certain of the Company’s obligations under the Indenture with respect to the Notes may be terminated if the Company irrevocably deposits with the Trustee money or eligible instruments sufficient to pay and discharge the entire indebtedness on all of the Notes, as described in the Indenture.

        This Note is in the form of a Global Security as provided in the Indenture. If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary for the Notes shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to this Note. If a successor Depositary for this Note is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such ineligibility, the Company will issue Notes in definitive form in exchange for the Global Security representing Notes in an aggregate principal amount equal to the principal amount of this Note in exchange for this Note.

        No recourse under or upon any obligation, covenant or agreement of the Indenture, any supplemental indenture, or of any Note, or for any claim based hereon, or otherwise in respect thereof shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any Subsidiary or of any predecessor or successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liabilities being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        The Notes are subject to defeasance at the option of the Company as provided in the Indenture.

        All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: January 17, 2006	JOHNSON CONTROLS, INC.
By:/s/ R. Bruce McDonald
Name: R. Bruce McDonald
Its: Vice President and Chief Financial Officer

        [SEAL]

Attest:
By:/s/ Jerome D. Okarma
Name: Jerome D. Okarma
Its: Vice President, Secretary and General Counsel

_________________

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common TEN ENT — as tenants by the entireties JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT - ............Custodian.............. (Cust) (Minor) Under Uniform Gifts to Minors Act ...................................... (State)

Additional abbreviations may also be used though not in the above list.

_________________

        FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

_______________________
the within Security and all rights thereunder, hereby irrevocably constituting and appointing                            attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

_________________

Signature

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.